Exhibit 99.2

ELECTION FORM

 This Election Form is being delivered in connection with the proposed merger between First Capital Bancshares, Inc. and LCNB Corp. whereby First Capital Bancshares, Inc. will merge with and into LCNB Corp. as set forth in the Plan and Agreement of Merger dated October 9, 2012 between LCNB Corp. and First Capital Bancshares, Inc.

Mailing Address:	By Hand:
Registrar and Transfer Company	Registrar and Transfer Company
Attn: Reorg/Exchange Dept.	Attn: Reorg/Exchange Dept.
P O Box 645	10 Commerce Drive
Cranford, New Jersey 07016-0645	Cranford, New Jersey 07016-0645

Name and Address of Registered Holder(s)
Please fill in, if blank, exactly as name(s) appear(s) on Certificate(s)

ELECTION OPTIONS (MARK ONLY ONE BOX) EXPIRATION 5:00 P.M. EST ON DECEMBER __, 2012.
(See Instruction A (2))
______ALL STOCK ELECTION: Exchange all shares for stock, plus cash in lieu of any fractional shares (“Stock Election”)
_______ALL CASH ELECTION: Exchange all shares for cash (“Cash Election”)
_______COMBINATION STOCK/CASH ELECTION: Exchange _________ shares of First Capital Bancshares, Inc. FOR LCNB Corp common stock and the remainder for cash. (Please write in the blank the number of shares you would like to exchange for LCNB Corp common stock.)
_______NO ELECTION: No preference with respect to the receipt of either LCNB Corp common stock or cash.
IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE, IT WILL BE ASSUMED THAT AS TO THESE SHARES YOU HAVE NO PREFERENCE AND THE SHARES SHALL BE DESIGNATED NO ELECTION SHARES. IN ADDITION, YOUR ELECTION IS SUBJECT TO CERTAIN LIMITS AND ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to the limitation that, on an aggregate basis, no more than 50% of the First Capital Bancshares, Inc. common stock will be converted into LCNB Corp common stock and no more than 60% of First Capital Bancshares, Inc. stock will be converted to cash. LCNB Corp cannot, therefore, ensure that all First Capital Bancshares, Inc. shareholders will receive complete satisfaction of their election choices. Any adjustments to the elections will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement that is attached as Annex A to the Proxy Statement/Prospectus.

Registered Holder	Social Security Number (or Taxpayer Identification Number, if applicable)

Registered Holder	Social Security Number (or Taxpayer Identification Number, if applicable)

Title, if any

INSTRUCTIONS

A. Special Conditions

1. Time in which to Make an Election. To be effective, a properly completed Election Form must be received by Registrar & Transfer Company, the Exchange Agent, not later than 5:00 P.M. EST on December  __, 2012 (“Election Deadline”). Holders of First Capital Bancshares, Inc. common stock whose Election Form is not so received or who revoke their Election Form will be considered a Non-Electing Shareholder. See Instruction A ( ) below. The method of delivery of the Election Form is at the option and risk of the First Capital Bancshares, Inc. shareholder, but if sent by mail, registered mail, with return receipt requested, is recommended.

2. Election Options. In the section labeled “Election Options,” indicate whether you would like to receive in exchange for your shares of First Capital Bancshares, Inc. common stock, only shares of LCNB Corp common stock, only cash, a combination of common stock and cash, or “No Election”. Mark only one selection in this section. The Merger Agreement limits the amount of LCNB Corp common stock that can be issued in the Merger, as well as the amount of cash that can be exchanged for First Capital Bancshares, Inc. common stock and it thus may not be possible for all elections to be honored in full. In addition, the market price of LCNB Corp at the time of the Merger may affect the number of LCNB Corp common shares issued. To find out more about these limits and the allocation method that will be used, please see the definitions of “Aggregate Consideration,” “Exchange Ratio,” “ LCNB Market Price,” and “Merger Consideration,” as well as Article 3.03 (d) “Reallocation of LCNB Common Shares and Cash” in the Merger Agreement.

3. Change or Revocation of Election. A holder of shares of First Capital Bancshares, Inc. common stock who has made an election may at any time prior to the Election Deadline change such election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline.

4. Nominee elections. Any record holder of shares of First Capital Bancshares, Inc. common stock who is a nominee may submit one or more Election Forms indicating on the form or forms a combination of Elections covering up to the aggregate number of First Capital Bancshares, Inc. common shares owned by such record holder. However, upon the request of LCNB Corp. such record holders will be required to certify to the satisfaction of LCNB Corp. that such record holder holds such shares as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form so submitted will be treated as a separate shareholder of First Capital Bancshares, Inc. for purposes of the allocation of LCNB Corp. common shares and cash payments to be issued upon consummation of the merger.

5. Shares as to Which No Election is Made. Holders of shares of First Capital Bancshares, Inc. common stock who mark the “No Election” box on this Election Form, or who fail to submit a properly completed Election Form by the Election Deadline, or who revoke their previously submitted Election Form and fail to resubmit a properly completed Election Form by the Election Deadline shall be considered to hold “No Election Shares” subject to the allocation provisions of the Merger Agreement.

6. Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the certificate(s) unless the shares of First Capital Bancshares, Inc. common stock  described on the is Election Form have been assigned by the registered holder(s), in which event this Election Form should be signed in exactly the same form as the name of the last transferee indicated in the transfer attached to this Election Form.

If this Election Form is signed by any person other than the registered owner, the signature must be accompanied by a Medallion Guarantee.

If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be included with the Election Form to the Exchange Agent.

7. Determination of Questions. All questions with respect to this Election Form and Elections made by holders of First Capital Bancshares, Inc. common shares, (including, without limitation, questions relating to the time limits or effectiveness or revocation of any Elections and questions relating to computations as to allocations) will be determined by LCNB Corp. and/or the Exchange Agent, whose determination shall be conclusive and binding. LCNB Corp. shall have the right to reject any and all Election Forms not is proper form or to waive any irregularities in any such form, although it does not represent that it will do so. LCNB Corp. and/or the Exchange Agent may, but are not required to, take reasonable action to inform holders of First Capital Bancshares, Inc. common stock of any defects and may take reasonable action to assist such holders to correct any such defects; however neither LCNB Corp. nor the Exchange Agent is under any obligation to notify a holder of any defect in any Election Form.